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                                                             Exhibit 10.18

                             SEVERANCE AGREEMENT


         THIS AGREEMENT, dated _____________________ (the "Effective Date"), is made by and between Pacific Enterprises, a California corporation ("PE"), and ______________________ the "Executive").

         WHEREAS, severance benefits have historically been provided to senior executives, officers and other key employees of PE and its subsidiaries and affiliates (PE and its subsidiaries and affiliates at any given time being referred to herein collectively as the "PE Group"); and

         WHEREAS, the Executive is currently employed by PE and may from time to time during the term of this Agreement be employed by one or more other members of the PE Group (Executive's then PE Group employer hereinafter referred to as the "Employer"); and

         WHEREAS, the Board of Directors of PE has determined that it is in the best interests of PE to institute formalized severance arrangements for certain of its executives, officers and key employees, including the Executive.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, PE and the Executive hereby agree as follows:

        1. TERM OF AGREEMENT. Subject to the provisions of Section 12 hereof, the Term of this Agreement shall commence on the Effective Date and shall continue in effect through the third anniversary of the Effective Date; PROVIDED, HOWEVER, that on each anniversary of the Effective Date during the Term of this Agreement, the Term shall automatically be extended for one additional year unless, not later than 90 days prior to any such anniversary, the Executive or the Employer shall have given notice in accordance with
Section 8 not to extend the Term.

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          2.     COMPENSATION OTHER THAN SEVERANCE PAYMENTS

                 2.1 ACCRUED SALARY. If, during the Term, the Executive's employment with the Employer shall terminate for any reason, the Employer shall pay the Executive's full salary to the Executive through the Date of Termination (as defined in Section 4.2) at the rate in effect immediately prior to the Date of Termination or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Employer's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason. For purposes of this Agreement, the transfer of Executive's employment from the Employer to another member of the PE Group shall not alone be deemed to constitute a termination of Executive's employment.

                 2.2 POST-TERMINATION BENEFITS. If, during the Term, the Executive's employment with the Employer shall terminate for any reason, the Employer shall pay to the Executive the Executive's normal post-termination compensation and benefits as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Employer's retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.

          3.     ENTITLEMENT TO SEVERANCE BENEFITS.

                 3.1 BENEFITS. Subject to Sections 3.2 and 3.5 hereof, if, during the Term, the Executive's employment with the Employer is terminated (x) by the Employer other than (i) for Cause (as defined in Section 17(A)) or (ii) by reason of Executive's death or disability (as defined in the Employer's long term disability policy in effect from time to time) or (y) by the Executive for Good Reason (as defined in Section 17(B)), the Employer shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 3.1 ("Severance Payments") in addition to any payments and benefits to which the Executive is entitled under Section 2 hereof.


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                         (A)     LUMP SUM PAYMENT. In lieu of any further
                         salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any cash severance payment otherwise payable to the Executive under any other severance plan, policy or arrangement maintained by the Employer, the Employer shall pay to the Executive a lump sum severance payment, in cash, equal to 1.5 times the Executive's annual base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

                         (B) CONTINUATION OF WELFARE BENEFITS. For the eighteen (18) month period immediately following the Date of Termination, the Employer shall arrange to provide the Executive and his or her dependents with life, accident and health insurance benefits substantially similar to those provided to the Executive and his or her dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his or her dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater cost to the Executive than the cost of such benefits to the Executive immediately prior to such date or occurrence. Benefits otherwise receivable by the Executive pursuant to this
                         Section 3.1(B) shall be reduced to the extent benefits of the same type are received by the Executive from another employer during the eighteen (18) month period following the Executive's termination of employment (and any such benefits received by the Executive shall be reported to the Employer by the Executive).

                         (C) ACCELERATED VESTING OF STOCK OPTIONS. All stock options held by Executive under any stock option or incentive plan maintained by any member of the PE Group shall immediately vest and become exercisable as of the Date of Termination, to be exercised in accordance with the terms of the applicable plan.

                         (D) ACCELERATED VESTING OF DIVIDEND EQUIVALENT RIGHTS ("DERs"). All DERs granted in connection with any stock option held by Executive under any stock option or incentive plan maintained by any member of the PE Group shall immediately vest and shall become payable at target upon exercise of the related stock option in accordance with the terms of the applicable plan.


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


                         (E) DEFERRED COMPENSATION PAYOUT. Payments to Executive under the Pacific Enterprises Deferred Compensation Plan for Key Management Employees (the "Deferred Compensation Plan") or any similar or successor plan maintained by any member of the PE
                         Group shall be made without reduction in the interest rate applicable to Executive's account thereunder pursuant to Section VIII.B of the Deferred
                         Compensation Plan or any similar or successor provision of the Deferred Compensation Plan or any similar or successor plan.

                         (F) FINANCIAL PLANNING. The Employer shall provide Executive with financial planning services and/or benefits for a period of one (1) year following the Date of Termination at a level consistent with the benefits provided under PE's financial planning program for executives and officers in effect as of the Effective Date.

                         (G) ACCRUED VACATION. The Employer shall provide Executive with a cash payment in an amount equal to Executive's accrued vacation benefits through the Date of Termination, such amount calculated on the basis of the salary used for purposes of the calculation in
                         Section 3.1(A).

                         (H) OUTPLACEMENT SERVICES. The Employer shall provide the Executive with outplacement services suitable to the Executive's position for a period of eighteen (18) months or, if earlier, until the first acceptance by the Executive of an offer of employment with a subsequent employer, in an aggregate amount not to exceed $30,000.

                 3.2     SECTION 280G LIMITATION ON BENEFITS.

                         (A) Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with (i) any member of the PE Group, (ii) any Person (as defined in
                         Section 17(C)) whose actions result in a change in the ownership or effective control of any member of the PE Group or a substantial portion of its assets
                         (a "Section 280G Event") or (iii) any Person affiliated with such Person) (all such payments and benefits, including the Severance Payments, being hereinafter called "Total Payments") would not be deductible (in whole or part), by any member of the PE Group or a Person making such payment or providing


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                         such benefit as a result of section 280G of the
                         Internal Revenue Code of 1986, as amended (the "Code"), then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code in such other plan, arrangement or agreement), the cash Severance Payments shall first be reduced (if necessary, to zero), and all other Severance Payments shall thereafter be reduced (if necessary, to zero): PROVIDED, HOWEVER, that the Executive may elect to have the non-cash Severance Payments reduced (or eliminated) prior to any reduction of the cash Severance Payments.

                         (B)     For purposes of this limitation, (i) no
                         portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the
                         Section 280G Event, PE's independent auditor (the "Auditor"), does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code, including by reason of section 280G(b)(4)(A) of the Code, (iii) the Severance Payments shall be reduced only to the extent necessary so that the Total
                         Payments (other than those referred to in clause
                         (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions by reason of section 280G of the Code, in the opinion of Tax Counsel, and (iv) the value of any noncash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

                         (C) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of the Executive, PE and the Employer in applying the terms of this Section 3.2, the Total Payments paid to or for the Executive's benefit are in an amount that would result in any portion of such Total Payments being subject to any excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then, if such repayment would result in (x) no portion of the remaining Total Payments being


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                         subject to the Excise Tax and (y) a dollar-for-dollar
                         reduction in the Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, the Executive shall have an obligation to pay the Employer upon demand an amount equal to the sum of (i) the excess of the Total Payments paid to or for the Executive's benefit over the Total Payments that could have been paid to or for the Executive's benefit without any portion of such Total Payments being subject to the Excise Tax; and (ii) interest on the amount set forth in clause
                         (i) of this sentence at the rate provided in section 1274(b)(2)(B) of the Code from the date of the Executive's receipt of such excess until the date of such payment.

                 3.3 TIMING OF PAYMENTS. Subject to Section 3.5, the payments provided in subsections (A) and (G) of Section 3.1 shall be made not later than the fifth business day following the later of (i) the Date of Termination and (ii) the date the release referenced in Section 3.5 becomes irrevocable; PROVIDED, HOWEVER, that if the amounts of such payments, and the limitation on such payments set forth in Section 3.2, cannot be finally determined on or before such day, the Employer shall pay to the Executive on such day an estimate, as determined in good faith by the Employer, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent, the Employer fails to make such payments when due) at 120% of the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Employer to the Executive, payable on the fifth
(5th) business day after demand by the Employer (together with interest at 120% of the rate provided in section 1274(b)(2)(B) of the Code). At the time that payments are made under this Agreement, the Employer shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Employer has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

                 3.4 LEGAL FEES. The Employer shall pay to the Executive all legal fees and expenses (including but not limited to fees and expenses in connection with any arbitration) incurred by the Executive in disputing in good


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faith any issue arising under this Agreement relating to the termination of the Executive's employment or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement, but in each case only to the extent Executive shall prevail as to the material issues raised in any such dispute.

              3.5 RELEASE. Notwithstanding anything herein to the contrary, the Employer's obligation to make the payments provided for in this Section 3 is expressly made subject to and conditioned upon (i) Executive's prior execution of a release substantially in the form attached hereto as Exhibit A within 45 days after the applicable Date of Termination and (ii) Executive's non-revocation of such release in accordance with the terms thereof.

         4.   TERMINATION PROCEDURES.

              4.1 NOTICE OF TERMINATION. During the Term, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from the Employer to the Executive (or vice versa) in accordance with Section 8. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board of Directors of PE at a meeting of such board called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before such board) finding that, in the good faith opinion of such board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

              4.2 DATE OF TERMINATION. "Date of Termination," with respect to any purported termination of the Executive's employment during the Term, shall mean the date specified in the Notice of Termination (which, in the case of a termination by the Employer, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

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         5.   NO MITIGATION. In the event of the termination of Executive's employment during the Term, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Employer pursuant to Section 3. Further, the amount of any payment or benefit provided for in this Agreement (other than under Section 3.1(B)) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Employer, or otherwise.

         6.   PERFORMANCE; ASSUMPTION OF AGREEMENT.

              6.1 In the event that, during the Term, Executive shall be transferred to any Employer other than PE, PE shall take any and all action as may be necessary to cause such Employer to assume all of the duties, obligations and liabilities of the Employer hereunder.

              6.2 In the event that, during the Term, (i) the Employer shall cease to be a member of the PE Group, or (ii) the PE Group undergoes a reorganization or other corporate restructuring such that it is then no longer appropriate, consistent with the intent of this Agreement, for PE to continue to discharge its duties, obligations and liabilities hereunder, PE shall, prior to the effectiveness of such event, take all such action as may be necessary to provide that the Employer or any parent of the Employer, as appropriate consistent with the intent of this Agreement (the "New Parent Entity"), shall assume all of the rights, duties, obligations and liabilities of "PE" hereunder, and in such event all references herein to the "PE Group" shall be deemed to include reference to the group consisting of such New Parent Entity and its then subsidiaries and affiliates. In this regard, it is the intent of this Agreement that, to the extent reasonably practicable, any entity responsible for discharging the duties, obligations and liabilities of "PE" hereunder should have a Board of Directors consisting of a majority of outside directors.

              6.3 In addition to any obligations imposed by law upon any successor to the Employer, the Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had


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taken place, and the Employer shall obtain such assumption and agreement prior to the effectiveness of any such succession.

              6.4 The failure of PE or the Employer, as applicable, to perform its respective obligations under Sections 6.1, 6.2 and 6.3, shall be a breach of this Agreement and shall entitle the Executive to compensation from the Employer in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment with the Employer for Good Reason, except that, for purposes of implementing the foregoing, the date on which the applicable event or succession becomes effective shall be deemed the Date of Termination.

         7. SUCCESSORS. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than payments which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

         8. NOTICES. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address inserted below the Executive's signature on the final page hereof and, if to PE, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

         To Pacific Enterprises:

         555 W. 5th Street
         Los Angeles, CA 90013-1011

         P.O. Box 3249
         Los Angeles, CA 90051-1249

         Attention: Chief Executive Officer


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         9.   CONFIDENTIALITY; NON-SOLICITATION.

              9.1 CONFIDENTIALITY. Executive acknowledges that in the course of his or her employment within the PE Group, he or she has acquired non-public privileged or confidential information and trade secrets concerning the operations, future plans and methods of doing business ("Proprietary Information") of the PE Group; and Executive agrees that it would be extremely damaging to the PE Group, if such Proprietary Information were disclosed to a competitor of the PE Group or to any other person or corporation. Executive understands and agrees that all Proprietary Information has been divulged to Executive in confidence and further understands and agrees to keep all Proprietary Information secret and confidential without limitation in time. In view of the nature of Executive's employment and the Proprietary Information Executive has acquired during the course of such employment, Executive likewise agrees that the PE Group would be irreparably harmed by any disclosure of Proprietary Information in violation of the terms of this paragraph and that any member of the PE Group shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting Executive from engaging in any activity or threatened activity in violation of the terms of this paragraph and to any other judicial relief available to them. Inquiries regarding whether specific information constitutes
Proprietary Information shall be directed to PE's Senior Vice President, Public Policy (or, if such position is vacant, PE's Chief Executive Officer); provided, that PE shall not unreasonably classify information as Proprietary Information.

              9.2 NON-SOLICITATION OF EMPLOYEES. Executive recognizes that he or she possesses and will possess confidential information about other employees of the PE Group, including the Employer, relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of the PE Group. Executive recognizes that the information he or she possesses and will possess about these other employees is not generally known, is of substantial value to the PE Group in developing their business and in securing and retaining customers, and has been and will be acquired by him or her because of his or her business position within the PE Group. Executive agrees that, during the Term of this Agreement and for a period of one(1) year thereafter, he or she will not, directly or indirectly, solicit or recruit any employee of any member of the PE Group for the purpose of being employed by him or her or by any competitor of any member of the PE Group on whose behalf he or she is acting as an agent, representative or employee and that he or she will not convey any such confidential information or trade secrets about other employees of any member of the PE Group to any other person; provided, however, that it


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shall not constitute a solicitation or recruitment of employment in violation of this paragraph to discuss employment opportunities with any employee of any member of the PE Group who has either first contacted Executive or regarding whose employment Executive has discussed with and received the written approval of PE's Vice President, Human Resources (or, if such position is vacant, PE's Chief Executive Officer), prior to making such solicitation or recruitment. In view of the nature of Executive's employment with the PE Group, Executive likewise agrees that the members of the PE Group would be irreparably harmed by any solicitation or recruitment in violation of the terms of this paragraph and that any such member shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting Executive from engaging in any activity or threatened activity in violation of the terms of this paragraph and to any other judicial relief available to them.

              9.3  SURVIVAL OF PROVISIONS. The obligations contained in this
Section 9 shall survive the termination or expiration of Executive's employment within the PE Group and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

    10. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer of PE or the Employer as may be specifically designated by its Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Executive, the Employer and PE under this


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Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 2, 3 and 9 hereof) shall survive such expiration.

         11. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         12.  POOLING.   In the event that the ultimate parent entity of the
PE Group becomes party to a business combination transaction which is intended to qualify for "pooling of interests" accounting treatment and, but for one or more provisions of this Agreement, would so qualify, then (A) this Agreement shall, to the extent practicable, be interpreted so as to permit such accounting treatment, and (B) to the extent that the application of clause (A) of this Section 12 does not preserve the availability of such accounting treatment, then, to the extent that any provision of the Agreement would disqualify such business combination transaction as a "pooling" transaction (including, if applicable, the entire Agreement), such provision shall be null and void as of the Effective Date. All determinations under this Section 12 shall be made by the accounting firm whose opinion with respect to "pooling of interests" treatment is required as a condition to the consummation of such business combination transaction.

         13. NO CONTRACT OF EMPLOYMENT. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing, the Executive shall not have any right to be retained in the employ of any member of the PE Group.

         14. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         15.   SETTLEMENT OF DISPUTES.

               15.1 CLAIMS REVIEW PROCEDURES. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board of Directors of PE and shall be in writing. Any denial by such board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. Such board shall afford a reasonable opportunity to the Executive for a review of the decision denying a

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

claim and shall further allow the Executive to appeal to such board a decision of such board within sixty (60) days after notification by such board that the Executive's claim has been denied.

              15.2 ARBITRATION. Except as provided in Section 9, any further dispute about the validity, interpretation, effect or alleged violation of this Agreement (an "arbitrable dispute") must be submitted to arbitration in Los Angeles, California. Arbitration shall take place before an experienced employment arbitrator licensed to practice law in such state and selected in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association. Arbitration shall be the exclusive remedy for any arbitrable dispute. The arbitrator in any arbitrable dispute shall not have authority to modify or change the Agreement in any respect. Should any party to this Agreement pursue any arbitrable dispute by any method other than arbitration, the prevailing party shall be entitled to recover from the party initiating the use of such method all damages, costs, expenses and attorneys' fees incurred as a result of the use of such method. The arbitrator's decision and/or award shall be fully enforceable and subject to an entry of judgment by the Superior Court of the State of California for the County of Los Angeles.

         16. INDEMNIFICATION. Each Employer shall indemnify and hold Executive harmless for acts and omissions in his or her capacity as an officer, director, agent or employee of such Employer to the maximum extent permitted under applicable law, and shall maintain Executive as a covered insured under any Director and Officer liability insurance policies following employment until the expiration of any applicable statutes of limitations.

         17. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings indicated below:

                   (A) "Cause" for termination by the Employer of the Executive's employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Employer (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 4.1) after a written demand for substantial performance is delivered to the Executive by the Board of Directors of PE, which demand specifically identifies the manner in which such board believes that the Executive has not substantially performed the Executive's duties, or (ii) Executive's commission of one or


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more acts of dishonesty or moral turpitude (including but not limited to conviction of a felony). For purpose of clause (i) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the PE Group.

              (B) "Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence, without the written consent of the Executive, of any one of the following acts by the Employer, or failures by the Employer to act, unless, in the case of any act or failure to act described in paragraph (I), (II), (III.B) or (VI) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

                   (I) the assignment to the Executive of any duties materially inconsistent with the range of duties and responsibilities appropriate to a senior executive/officer/key employee within the PE Group (such range determined by reference to past, current and reasonably foreseeable practices within the PE Group);

                   (II) a material reduction in the Executive's overall standing and responsibilities within the PE Group, but not including (i) a mere change in title or (ii) a transfer to another member of the PE Group that in either such case does not adversely affect the Executive's overall status within the PE Group.

                   (III) a reduction by the Employer in (A) the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time or (B) Executive's aggregate compensation and benefits opportunities, in each case except for across-the-board reductions (or modifications of benefit plans) similarly affecting all similarly situated executives/officers/key employees (both of the PE Group and of any Person then in control of PE) of comparable rank with the Executive;

                   (IV) the relocation of the Executive's principal place of employment to a location outside the Southern California area; the Employer's requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof); or a substantial increase in Executive's business travel obligations outside of

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


      the Southern California area as of the Effective Date, other than such an increase that (i) arises in connection with extraordinary business activities of the Employer and (ii) is understood not to be a part of Executive's regular duties with the Employer;

                   (V) the failure by the Employer to pay to the Executive any portion of the Executive's current compensation or to pay the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Employer within thirty (30) days of the date such compensation is due;

                   (VI) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4.1; for purposes of this Agreement, no such purported termination shall be effective.

            The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

                   (C) "Person" shall have the meaning given in
Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, as modified and used in Sections 13(d) and 14(d) thereof or any successor provisions.

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

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.


                                          PACIFIC ENTERPRISES



                                          By:
                                             -----------------------------
                                                Name:
                                                Title:



                                          --------------------------------
                                          EXECUTIVE

                                          Address:

                                          --------------------------------

                                          --------------------------------

                                          --------------------------------
                                          (Please print carefully)






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